Exhibit 21

Significant Subsidiaries

Listed below are the significant first tier subsidiaries of the Registrant, along with the total number of active subsidiaries directly or indirectly owned by each as of January 1, 2009. Certain second and third tier subsidiaries, though included in the numbers, are also shown by name. Ownership is 100% unless otherwise indicated. The business activities of the subsidiaries have been keyed as follows: (a) Oilfield Services, (b) WesternGeco, (c) General/Multiple Segments.

	U.S.		Non-U.S.

Schlumberger B.V., Netherlands (c)	1		55(a) 21(b) 4(c)	[1] [2]
Schlumberger Canada Limited, Ontario (c)
Schlumberger SA, France (a)
Services Petroliers Schlumberger, France (a)
Schlumberger Norge AS (c)

Schlumberger Antilles N.V., Netherlands Antilles (a)			2(a)

Schlumberger Oilfield Holdings Limited, BVI (c)	1(a)		135(a) 27(b) 8(c)	[3] [4]
Schlumberger Holdings Limited, BVI (a)
Dowell Schlumberger Corporation, BVI (a)
Schlumberger Middle East S.A., Panama (a)
Schlumberger Offshore Services Limited, BVI (a)
Schlumberger Overseas, S.A., Panama (a)
Schlumberger Seaco, Inc., Panama (a)
Schlumberger Surenco, S.A., Panama (a)
Schlumberger Plc, UK (c)
Schlumberger Oilfield UK Plc, UK (a)
WesternGeco Limited, UK (b)
WesternGeco Seismic Holdings Limited, BVI (b)

Schlumberger Technology Corporation, Texas (c)	7(a) 3(b) 4(c)	[5]	1(b)
WesternGeco L.L.C., Delaware (b)

[1]	Includes eight majority-owned subsidiaries and one 50%-owned subsidiary.
[2]	Includes one majority-owned subsidiary and one 50%-owned subsidiary.
[3]	Includes three majority-owned subsidiaries and three 50%-owned subsidiaries.
[4]	Includes two majority-owned subsidiaries.
[5]	Includes one majority-owned subsidiary and one 50%-owned subsidiary.